Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Douglas A. Fox, CFA	Robb Kristopher
Vice President, Investor Relations	Director, Corporate Communications
and Treasurer	and Public Relations
+ 1 847 793 6735	+ 1 847 793 5514
dfox@zebra.com	rkristopher@zebra.com

Janice Roberts Elected to Zebra Technologies Board of Directors

Lincolnshire, IL, Oct. 3, 2013—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that Janice Roberts has been elected to the company’s board of directors. With the appointment of Ms. Roberts, Zebra’s Board now has eight members, including six independent directors.

“Janice Roberts brings to Zebra’s board a great capability and record in identifying and developing opportunities for growth in technology,” stated Anders Gustafsson, Zebra’s chief executive officer. “Her experience will help guide Zebra, as we deliver a broader range of services and solutions that help our customers gain greater visibility into their value chains.”

Janice Roberts is currently a Venture Advisor at Mayfield Fund, a global venture capital fund based in Silicon Valley. For more than 12 years she was a Managing Director at Mayfield Fund, where she invested in mobile, wireless, communications and consumer technology companies. Prior to joining Mayfield Fund, Ms. Roberts held various executive positions at 3Com Corporation (acquired by the Hewlett-Packard Corporation), where she led its global marketing and business development operations, as well as a number of the company’s new business initiatives, including its Palm Computing subsidiary and 3Com Ventures.

Ms. Roberts currently serves on the Boards of ARM Holdings plc, and RealNetworks, Inc. She is also a director, investor and advisor for several private technology companies and Illuminate Ventures. She serves on the board of the Ronald McDonald House at Stanford, which is located in Palo Alto, CA.

About Zebra Technologies

A global leader respected for innovation and reliability, Zebra Technologies Corporation (NASDAQ: ZBRA) offers technologies that give a virtual voice to an organization’s assets, people and transactions, enabling organizations to unlock greater business value. The company’s extensive portfolio of marking and printing technologies, including RFID and real-time location solutions, illuminates mission-critical information to help customers take smarter business actions. For more information about Zebra’s solutions, visit http://www.zebra.com.